Exhibit 14.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form F-3 No. 333-152906 and Form S-8 No. 333-129136) of DHT Maritime, Inc. and in the related Prospectus of our reports dated March 11, 2009, with respect to the consolidated financial statements of DHT Maritime, Inc. and the effectiveness of internal control over financial reporting of DHT Maritime, Inc., all included in this Annual Report of DHT Maritime, Inc. for the year ended December 31, 2008.

/s/ Ernst & Young LLP

New York, New York
March 11, 2009